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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14d-9

                     SOLICITATION/RECOMMENDATION STATEMENT
      PURSUANT TO SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  TEXOIL, INC.
                           (Name of Subject Company)

                                  TEXOIL, INC.
                      (Name of Person(s) Filing Statement)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
        SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   882906209
                     (CUSIP Number of Class of Securities)

                               FRANK A. LODZINSKI
                                  TEXOIL, INC.
                      110 CYPRESS STATION DRIVE, SUITE 220
                           HOUSTON, TEXAS 77090-1629
                                 (281) 537-9920

      (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)

                                    Copy To:

                               THOMAS ADLER, ESQ.
                JENKENS & GILCHRIST, A PROFESSIONAL CORPORATION
                          1445 ROSS AVENUE, SUITE 3200
                              DALLAS, TEXAS 75202
                                 (214) 855-4500

[X] Check the box if the filing relates solely to preliminary communications prior to the commencement of a tender offer.

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     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 /s/ FRANK A. LODZINSKI
                                            ------------------------------------
                                                     Frank A. Lodzinski
                                                         President

January 19, 2001
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                                 EXHIBIT INDEX


EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
 99.1               PRESS RELEASE